EXHIBIT 99.2
Vector Group Ltd.
Condensed Consolidating Financial Statements
December 31, 2020
(in thousands of dollars)

Presented herein are Condensed Consolidating Balance Sheet as of December 31, 2020 and the related Condensed Consolidating Statements of Operations for the year ended December 31, 2020 of Vector Group Ltd. (Parent/Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-Guarantors).
CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2020
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
ASSETS:
Current assets:
Cash and cash equivalents	$211,147	$45,636	$96,059	$—	$352,842
Investment securities at fair value	135,585	—	—	—	135,585
Accounts receivable - trade, net	—	16,334	24,377	—	40,711
Intercompany receivables	2,040	—	—	(2,040)	—
Inventories	—	97,545	—	—	97,545
Income taxes receivable, net	—	1,749	99	(1,848)	—
Other current assets	732	6,354	30,134	—	37,220
Total current assets	349,504	167,618	150,669	(3,888)	663,903
Property, plant and equipment, net	398	26,656	50,934	—	77,988
Investments in real estate, net	—	—	15,631	—	15,631
Long-term investment securities at fair value	52,291	—	237	—	52,528
Investments in real estate ventures	—	—	85,400	—	85,400
Operating lease right-of-use assets	5,967	6,154	133,235	—	145,356
Investments in consolidated subsidiaries	405,131	189,830	—	(594,961)	—
Goodwill and other intangible assets, net	—	107,511	100,066	—	207,577
Other assets	15,255	49,809	29,962	—	95,026
Total assets	$828,546	$547,578	$566,134	$(598,849)	$1,343,409
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current liabilities:
Current portion of notes payable and long-term debt	$—	$12,525	$12,532	$(12,500)	$12,557
Intercompany payables	—	206	1,834	(2,040)	—
Income taxes payable, net	7,695	—	—	(1,848)	5,847
Current payments due under the Master Settlement Agreement	—	38,767	—	—	38,767
Current operating lease liability	1,593	1,790	23,824	—	27,207
Other current liabilities	45,876	84,673	68,607	(219)	198,937
Total current liabilities	55,164	137,961	106,797	(16,607)	283,315
Notes payable, long-term debt and other obligations, less current portion	1,380,713	12,564	12,952	(12,500)	1,393,729
Non-current employee benefits	57,507	9,109	—	—	66,616
Deferred income taxes, net	(11,832)	23,444	20,844	—	32,456
Non-current operating lease liability	5,936	4,909	143,354	—	154,199
Other liabilities, including litigation accruals and payments due under the Master Settlement Agreement	745	38,198	34,837	(999)	72,781
Total liabilities	1,488,233	226,185	318,784	(30,106)	2,003,096
Commitments and contingencies
Stockholders' (deficiency) equity attributed to Vector Group Ltd.	(659,687)	321,393	247,350	(568,743)	(659,687)
Total stockholders' (deficiency) equity	(659,687)	321,393	247,350	(568,743)	(659,687)
Total liabilities and stockholders' deficiency	$828,546	$547,578	$566,134	$(598,849)	$1,343,409

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

		Year Ended December 31, 2020
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
Revenues	$—	$1,204,946	$798,296	$(573)	$2,002,669
Expenses:
Cost of sales	—	795,904	571,241	—	1,367,145
Operating, selling, administrative and general expenses	37,662	78,140	214,295	(573)	329,524
Litigation settlement and judgment expense	—	337	—	—	337
Impairments of goodwill and intangible assets	—	—	58,252	—	58,252
Net (gains) losses on sales of assets	—	(2,283)	1,169	—	(1,114)
Management fee expense	—	12,456	—	(12,456)	—
Restructuring charges	—	—	3,382	—	3,382
Operating (loss) income	(37,662)	320,392	(50,043)	12,456	245,143
Other income (expenses):
Interest expense	(118,668)	(2,867)	(268)	262	(121,541)
Change in fair value of derivatives embedded within convertible debt	4,999	—	—	—	4,999
Equity in losses from real estate ventures	—	—	(44,698)	—	(44,698)
Equity in earnings from investments	56,268	—	—	—	56,268
Equity in earnings (losses) in consolidated subsidiaries	161,305	(48,210)	—	(113,095)	—
Management fee income	12,456	—	—	(12,456)	—
Other, net	3,881	(762)	(8,575)	—	(5,456)
Income (loss) before provision for income taxes	82,579	268,553	(103,584)	(112,833)	134,715
Income tax benefit (expense)	10,359	(79,810)	27,674	—	(41,777)
Net income (loss) attributed to Vector Group Ltd.	$92,938	$188,743	$(75,910)	$(112,833)	$92,938
Comprehensive income (loss) attributed to Vector Group Ltd.	$93,672	$191,461	$(75,829)	$(115,632)	$93,672